Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

FINGERMOTION, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	4,360,000	$1.3450	$5,864,200.00	0.0001381	$809.85

Total Offering Amounts:							$5,864,200.00		809.85
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$809.85

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share, of FingerMotion, Inc. that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the registrant’s common stock as reported on the NASDAQ Capital Market on November 10, 2025.

Comprised of (i) 60,000 shares of common stock that may be sold by one of the selling stockholders named herein, and (ii) 4,300,000 shares of common stock that may be sold by two selling stockholders named herein upon the exercise of the Warrant (as defined herein).